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                                                                     Exhibit 4.2


                                AMENDMENT NO. 1

                                       TO

                         REGISTRATION RIGHTS AGREEMENT

                                    BETWEEN

                      ALFRED I. DUPONT TESTAMENTARY TRUST

                                      AND

                              ST. JOE CORPORATION



                          Dated as of January 26, 1998
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     AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT (the "Amendment"), dated as of January 26, 1998, between the Alfred I. duPont Testamentary Trust (the "Trust") and St. Joe Corporation, a Florida corporation (the "Company").

1. Introduction. The Trust and the Company have entered into a Registration Rights Agreement dated as of December 16, 1997 (the "Registration Rights Agreement"). Among other things, the Registration Rights Agreement deals with certain dispositions of shares of the Company's Common Stock owned by the Trust from time to time in registered public offerings. The Company has filed a Registration Statement (No. 333-42397) with the Securities and Exchange Commission with respect to the sale by the Trust of certain shares of the Company's Common Stock owned by the Trust. In connection with such sale, the Trust and the Company propose to enter into an underwriting agreement with certain underwriters specified therein. The Company and the Trust believe that it is in their best interests to address certain indemnification and contribution arrangements in the Registration Rights Agreement rather than in the underwriting agreement entered into in connection with a public offering. As a result, the Company and the Trust have agreed to enter into this Amendment to the Registration Rights Agreement.

2. Amendment. The next to the last sentence of Section 1 of the Agreement shall be amended to include at the end of such sentence the following:

     "; provided, however, the provisions contained in Section 2.7 of this Agreement shall survive and remain in effect notwithstanding any termination of the Agreement."

3. Agreement in Full Force and Effect. Except as amended by the terms of this Amendment, the Registration Rights Agreement shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have caused this Amendment to the Registration Rights Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

                                   ALFRED I. DUPONT TESTAMENTARY TRUST

                                   By: /s/ W. L. Thornton
                                      -----------------------------------
                                      W.L. Thornton, Trustee



                                   ST. JOE CORPORATION

                                   By: /s/ Robert M. Rhodes
                                      -----------------------------------
                                      Robert M. Rhodes
                                      Senior Vice President and
                                      General Counsel